Exhibit 4.1

WARRANT AGENT AGREEMENT

THIS WARRANT AGENT AGREEMENT (this “Agreement”), dated as of August 19, 2025, is entered into by and between Tenaya Therapeutics, Inc., a Delaware corporation (the “Company”), and Computershare Inc., a Delaware corporation (“Computershare”), and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company, collectively as warrant agent (the “Warrant Agent”). Capitalized terms used and not defined in this Agreement shall have the meanings ascribed to such terms in the Series A Warrant or Series B Warrant (each as defined below), as applicable.

WHEREAS, the Company engaged in a public offering in which the Company sold and issued units of the Company’s equity securities, each such unit consisting of (i) one share of common stock of the Company, par value $0.0001 per share (the “Common Stock”), (ii) a warrant to purchase one share of Common Stock at an exercise price of $0.80 per share, which is immediately exercisable and will expire five years from the Original Issue Date, the form of which is filed as Exhibit 4.1 to the Company’s Form 8-K filed with the SEC (as defined below) on March 4, 2025 (a “Series A Warrant”), and (iii) a warrant to purchase one-half of a share of Common Stock at an exercise price of $0.70 per share, which is immediately exercisable and will expire on June 30, 2026, the form of which is filed as Exhibit 4.2 to the Company’s Form 8-K filed with the SEC on March 4, 2025 (a “Series B Warrant” and, together with the Series A Warrants, the “Warrants”);

WHEREAS, the Company has filed with the U.S. Securities and Exchange Commission (“SEC”) a registration statement on Form S-3, No: 333-266741 (the “Registration Statement”) and prospectus for the registration, under the Securities Act of 1933, as amended (the “Securities Act”) of the Warrants and the Common Stock issuable upon exercise of the Warrants; and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the registration, transfer, exchange, and exercise of the Warrants.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the express terms and conditions (and no implied terms and conditions) set forth in this Agreement.

2. Warrants.

2.1 Form of Warrant. Each Warrant issued pursuant to this Agreement was originally issued on March 5, 2025 and signed by the Chief Executive Officer of the Company and shall continue to be held in book-entry form. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance; provided that if the Company provides a new facsimile signature to the Warrant Agent for such purpose, the Warrant Agent will instead use such facsimile signature.

2.2 Registration.

2.2.1 Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”) for the registration of the original issuance, exchange and transfers of the Warrants. The Warrant Agent shall register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

2.2.2 Registered Holder. Prior to due presentment for the transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person or entity in whose name such Warrant is registered in the Warrant Register (the “Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on any physical certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

3. Terms and Exercise of Warrants.

3.1. Warrant Price. Each Series A Warrant shall entitle the Registered Holder thereof, subject to the provisions of such Series A Warrant, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $0.80 per share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. Each Series B Warrant shall entitle the Registered Holder thereof, subject to the provisions of such Series B Warrant, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $0.70 per share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “Warrant Price” as used in this Agreement refers to the price per share at which shares of Common Stock may be purchased at the time a Warrant is exercised. The Company, in its sole discretion, may lower the Warrant Price of a Warrant at any time prior to the Series A Expiration Date (as defined below) or Series B Expiration Date (as defined below), as applicable.

3.2 Duration of Warrants. A Series A Warrant may be exercised only during the period (the “Series A Exercise Period”) on or after the Original Issue Date and on or prior to 5:00 p.m. (New York City time) on the five-year anniversary of the date of issuance (the “Series A Expiration Date”). A Series B Warrant may be exercised only during the period (the “Series B Exercise Period”) on or after the Original Issue Date and on or prior to 5:00 p.m. (New York City time) on June 30, 2026 (the “Series B Expiration Date”). Each Warrant not exercised on or before the Series A Expiration Date or Series B Expiration Date, as applicable, shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease on the Series A Expiration Date or Series B Expiration Date, as applicable. The Company, in its sole discretion, may extend the duration of the Warrants by delaying the Series A Expiration Date or Series B Expiration Date, as applicable.

3.3 Exercise of Warrants.

3.3.1 Exercise; Payment. Subject to the provisions of the Warrant and this Warrant Agreement, a Warrant may be exercised, in whole or in part, at any time or times during the Series A Exercise Period or Series B Exercise Period, as applicable, by the Registered Holder thereof by e-mail delivery to the Company of a duly executed facsimile copy or PDF copy of the Exercise Notice in the form attached as Schedule 1 to the Warrant (the date of receipt of such Exercise Notice, the “Exercise Date”), properly completed and duly executed by the Registered Holder, accompanied by such other documentation as the Warrant Agent may reasonably request in accordance with the terms of the Warrant, and by paying the aggregate Exercise Price for the number of Warrant Shares specified in the applicable Exercise Notice by wire transfer or cashier’s check drawn on a United States bank (unless the cashless exercise procedure specified in the applicable Warrant is specified in the applicable Exercise Notice) within the earlier of (i)

two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period following the date of exercise. With respect to book-entry Warrants, no ink-original Exercise Notice shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Exercise Notice be required. Notwithstanding anything herein to the contrary, the Registered Holder shall not be required to physically surrender the Warrant as condition to exercise. The Warrant Agent shall deliver any objection to any Exercise Notice as soon as commercially practicable.

3.3.2 Issuance of Shares of Common Stock on Exercise. Upon exercise of a Warrant, the Warrant Agent shall as soon as practicable (but in no event later than two (2) Trading Days after the Exercise Date), provided the Company or the Warrant Agent has received the Exercise Price related to such exercise by such date), upon the request of the Registered Holder, credit such aggregate number of shares of Common Stock to which the Registered Holder is entitled pursuant to such exercise to the Registered Holder’s or its designee’s balance account with The Depository Trust Company (“DTC”) through its Deposit Withdrawal Agent Commission system, or if the Transfer Agent is not participating in the Fast Automated Securities Transfer Program or if the certificates are required to bear a legend regarding restriction on transferability, issue and dispatch by overnight courier to the address as specified in the Exercise Notice, a certificate, registered in the Company’s share register in the name of the Registered Holder or its designee, for the number of shares of Common Stock to which the Registered Holder is entitled pursuant to such exercise.

3.3.3 Partial Exercises. Partial exercise of a Warrant resulting in the purchase of a portion of the total number of Warrant Shares available thereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable under the Warrant in an amount equal to the applicable number of Warrant Shares purchased. The Warrant Agent shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. If the Warrant shall have been exercised in part, the Warrant Agent shall, at the request of a Registered Holder and upon surrender of the Warrant certificate, at the time of delivery of the Warrant Shares, deliver to the Registered Holder a new Warrant evidencing the rights of the Registered Holder to purchase the unpurchased Warrant Shares called for by the Warrant, which new Warrant shall in all other respects be identical with the partially exercised Warrant.

3.3.4 Valid Issuance. All shares of Common Stock issued upon the proper exercise of a Warrant shall be validly issued, fully paid and non-assessable.

3.3.5 Date of Issuance. The Registered Holder, DTC (or its nominee) or any Person so designated by the Registered Holder to receive Warrant Shares shall be deemed to have become the holder of record of such Warrant Shares as of the Exercise Date, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such Warrant Shares, as the case may be.

3.3.6 Maximum Percentage. The Warrant Agent shall not effect the exercise of a Registered Holder’s Warrant, and such holder shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such exercise would, to the Warrant Agent’s actual knowledge, cause (i) the aggregate number of shares of Common Stock beneficially owned by the Registered Holder, its Affiliates and any Persons who are members of a Section 13(d) group with such Registered Holder or its Affiliates to exceed the applicable Maximum Percentage (as may be adjusted at the election of the Registered Holder from time to time in accordance with the terms of the applicable Warrant) or (ii) the combined voting power of the securities of the Company beneficially owned by the Registered Holder and its Affiliates and any other Persons who are members of a Section 13(d) group with such Registered Holder or its Affiliates to exceed the applicable Maximum Percentage (as may be adjusted at the election of the Registered Holder from time to time in accordance with the terms of the applicable Warrant) of the combined voting power of all of the securities of the Company then outstanding following such exercise.

For purposes of this section, beneficial ownership and whether a holder is a member of a Section 13(d) group shall be calculated and determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder. For purposes of this section, the aggregate number of shares of Common Stock or voting securities beneficially owned by the Registered Holder and its Affiliates and any other Persons who are members of a Section 13(d) group with such Registered Holder or its Affiliates shall include the shares of Common Stock issuable upon (x) the exercise of the applicable Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon exercise of the remaining unexercised and non-cancelled portion of the applicable Warrant by the Registered Holder and (y) the exercise or conversion of the unexercised, non-converted or non-cancelled portion of any other securities of the Company that do not have voting power (including without limitation any securities of the Company which would entitle the holder thereof to acquire at any time Common Stock, including without limitation any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock), but excluding such shares underlying such instrument which is subject to a limitation on conversion or exercise analogous to the limitation contained herein.

3.4 Book Entry Warrants. If DTC subsequently ceases to make its book-entry settlement system available for the Warrants, the Company may instruct the Warrant Agent regarding other arrangements for book-entry settlement or may instruct the Warrant Agent to deliver to each Holder a Warrant certificate in substantially the same form as the original Warrant.

4. Adjustments.

4.1 Stock Dividends and Splits. If the Company, at any time while a Warrant is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides its outstanding shares of Common Stock into a larger number of shares of Common Stock, (iii) combines its outstanding shares of Common Stock into a smaller number of shares of Common Stock or (iv) issues by reclassification of shares of capital stock any additional shares of Common Stock of the Company, then in each such case the Exercise Price of each Warrant shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately before such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event. The Warrant Agent shall not be liable or responsible for any adjustment or calculation required under this Section 4 or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment or calculation (except with respect to the exercise of Warrant evidenced by Warrant Certificates subject to the terms and conditions hereof after actual notice of any such adjustment). Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, provided, however, that if such record date shall have been fixed and such dividend is not fully paid on the date fixed therefor, the Exercise Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Exercise Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends. Any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination. The Company hereby agrees that it will provide the Warrant Agent with reasonable notice of any such adjustment events. The Company further agrees that it will provide to the Warrant Agent with any new or amended exercise terms. The Warrant Agent shall have no obligation under any Section of this Agreement to determine whether any such adjustment event has occurred or to calculate any of the adjustments set forth herein.

4.2 Fundamental Transactions. In the event of a Fundamental Transaction, then following such Fundamental Transaction, the Registered Holder of any then outstanding Warrant shall have the right to receive, upon exercise of such Registered Holder’s Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Warrant Shares then issuable upon exercise in full of such Registered Holder’s Warrant without regard to any limitations on exercise contained herein. In the event a Registered Holder of a Series B Warrant does not exercise such Series B Warrant as contemplated by the foregoing sentence, such Series B Warrant will be deemed exercised in full (without regard to any limitations on exercise contained in Section 10 thereof) upon the effective date of the consummation of such Fundamental Transaction. A Registered Holder of a Series A Warrant shall further be entitled to such rights in connection with a Fundamental Transaction as set forth in Section 9(c) of such Series A Warrant.

4.3 Adjustments in Number of Warrant Shares. Simultaneously with any adjustment to the Exercise Price pursuant to this Section 4 (including any adjustment to the Exercise Price that would have been effected but for the final sentence in this Section 4.3), the number of Warrant Shares that may be purchased upon exercise of each Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable thereunder for the increased or decreased number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment. Notwithstanding the foregoing, in no event may the Exercise Price be adjusted below the par value of the Common Stock then in effect.

4.4 Calculations. All calculations under this Section 4 shall be made to the nearest one-hundredth of one cent or the nearest share, as applicable. The Warrant Agent shall not be liable or responsible for any adjustment or calculation required under this Section 4 or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment or calculation (except with respect to the exercise of Warrant evidenced by Warrants subject to the terms and conditions hereof after actual notice of any such adjustment).

4.5 Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of shares of Common Stock issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall set forth such adjustment, including a statement of the adjusted Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares of Common Stock purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. The Warrant Agent shall have no obligation under any Section of this Agreement to determine whether such adjustment event has occurred or to calculate any of the adjustments set forth herein. The Warrant Agent shall be fully protected in relying on any such notice and on any adjustment therein contained and shall have no duty or liability with respect to, and shall not be deemed to have knowledge of, such adjustment unless and until it shall have received such notice. Upon the occurrence of any event specified in Sections 4.1, 4.2 or 4.3, the Company shall give written notice of the occurrence of such event to each Registered Holder, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.6 No Fractional Shares. No fractional Warrant Shares will be issued in connection with any exercise of a Warrant. In lieu of any fractional shares that would otherwise be issuable, the number of Warrant Shares to be issued shall be rounded down to the next whole number and the Company shall pay the Registered Holder in cash the fair market value (based on the Closing Sale Price) for any such fractional shares. The Company shall provide the Warrant Agent an initial funding of one thousand dollars ($1,000) for the purpose of issuing cash in lieu of fractional Warrant Shares. From time to time thereafter, the Warrant Agent may request additional funding to cover payments for fractional Warrant Shares. The Warrant Agent shall have no obligation to make payments for fractional Warrant Shares unless the Company shall have provided the necessary funds to pay in full all amounts due and payable with respect thereto. Whenever a payment for fractional Warrant Shares may be made by the Warrant Agent under this

Agreement, the Warrant Agent shall provide written notice to the Company setting forth the details of the Warrant exercise within one (1) Trading Day following receipt of the applicable Exercise Notice, and the Company shall (i) promptly prepare and deliver to the Warrant Agent a certificate setting forth in reasonable detail the facts related to such payment and the prices or formulas utilized in calculating such payments and (ii) provide sufficient monies to the Warrant Agent in the form of fully collected funds to make such payments. The Warrant Agent may rely upon such a certificate and has no duty with respect to, and will not be deemed to have knowledge of, any payment for fractional Warrant Shares under any section of this Agreement relating to the payment of fractional Warrant Shares unless and until the Warrant Agent has received such a certificate and sufficient monies.

4.7 Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares of Common Stock as is stated in the Warrants initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion, make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof or the rights, duties, immunities, liabilities and obligations of the Warrant Agent, and any Warrant thereafter issued, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

5. Transfer and Exchange of Warrants.

5.1 Registration of Transfer or Exchange. Subject to compliance with all applicable securities laws, the Warrant Agent shall register the transfer or exchange, from time to time, of all or any portion of any outstanding Warrant in the Warrant Register, upon surrender of such Warrant for transfer or exchange, or book-entry position representing such Warrant, for transfer or exchange, properly endorsed with any evidence of authority that may be required by the Warrant Agent (provided that such evidence required by the Warrant Agent is consistent with the terms of such Warrant held in book-entry form), accompanied by appropriate instructions for transfer or exchange, and payment for all applicable transfer taxes (if any). Upon any such registration of transfer or exchange, book-entry position representing a new Warrant evidencing the portion of the original Warrant so transferred or exchanged shall be issued to the transferee, and a new Warrant, or book-entry position representing such Warrant, evidencing the remaining portion of the original Warrant not so transferred or exchanged, if any, shall be issued to the transferring Registered Holder, and the old Warrant shall be cancelled by the Warrant Agent (provided, however, that in the event that a Warrant surrendered for transfer or exchange bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange thereof until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend). The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request. Until due presentment for registration of transfer or exchange, the Warrant Agent may treat the Registered Holder thereof as the owner and holder for all purposes, and the Warrant Agent shall not be affected by any notice to the contrary. The Warrant Agent shall be fully authorized and protected and shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it in connection with its reliance on any such notice or delay thereof, other than as a result of the Warrant Agent’s gross negligence, willful misconduct or bad faith (which gross negligence, bad faith, or willful misconduct must be determined by a final, non-appealable judgment of a court of competent jurisdiction). The Warrant Agent shall not be liable for any delays arising from the duties under this Section 5, other than as a result of the Warrant Agent’s gross negligence, willful misconduct or bad faith (which gross negligence, bad faith, or willful misconduct must be determined by a final, non-appealable judgment of a court of competent jurisdiction.

5.2 Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

5.3 Warrant Delivery. The Warrant Agent is hereby authorized to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Agreement, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

6. Other Provisions Relating to Rights of Holders of Warrants.

6.1 No Rights as Stockholder. A Warrant does not entitle the Registered Holder thereof to any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, amalgamation, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise.

6.2 Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant, to the extent held in physical form, is mutilated, lost, stolen or destroyed, the Company and Warrant Agent shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution for such Warrant, a new Warrant, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction (in such case) and, in each case, where such Warrant is held in physical form, and a customary and reasonable indemnity, if requested by the Company or the Warrant Agent. Warrant Agent may, at its option, issue replacement Warrants for mutilated certificates upon presentation thereof without such indemnity. Applicants for a new Warrant under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Company may prescribe. If a new Warrant is requested as a result of a mutilation of a Warrant, then the Registered Holder shall deliver such mutilated Warrant to the Company as a condition precedent to the issuance of the new Warrant.

6.3 Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that shall be sufficient to permit the exercise in full of all outstanding Warrants.

6.4 Cashless Exercise. Notwithstanding anything contained herein to the contrary, if at the time of exercise of a Warrant there is no effective registration statement registering the issuance of the Warrant Shares to the Registered Holder upon exercise of such Warrant, then such Warrant may only be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Registered Holder shall receive the number of Warrant Shares in an exchange of securities effected pursuant to Section 3(a)(9) of the Securities Act, as determined in accordance with Section 10 of the Warrant. In such event, the Company shall calculate and transmit to the Warrant Agent, and the Warrant Agent shall have no obligation under this Agreement to calculate, the cashless exercise ratio. The Warrant Agent shall have no duty or obligation to investigate or confirm whether the Company’s determination of the number of shares of Common Stock to be issued on such exercise is accurate and correct, and the Warrant Agent shall at all times be fully authorized and protected in relying upon such written notice from the Company.

7. Concerning the Warrant Agent and Other Matters.

7.1 Payment of Taxes. Issuance and delivery of certificates for shares of Common Stock upon exercise of a Warrant shall be made without charge to the Registered Holder for any issue or transfer tax, transfer agent fee or other incidental tax or expense (excluding any applicable stamp duties) in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or the Warrants in a name other than that of the Registered Holder or an Affiliate thereof. The Registered Holder of a Warrant shall be responsible for all other tax liability that may arise as a result of holding or transferring such Warrant or receiving Warrant Shares upon exercise hereof. The Warrant Agent shall not register any transfer or issue or deliver any Warrant or Warrant Shares unless or until the persons requesting the registration or issuance shall have paid to the Warrant Agent for the account of the Company the amount of such tax, if any, or shall have established to the reasonable satisfaction of the Company and the Warrant Agent that such tax, if any, has been paid.

7.2 Resignation, Removal, Consolidation, or Merger of Warrant Agent.

7.2.1 Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving thirty (30) days’ notice in writing to the Company. In the event the transfer agency relationship in effect between the Company and the Warrant Agent terminates, the Warrant Agent will be deemed to have resigned automatically and be discharged from its duties under this Agreement as of the effective date of such termination, and the Company will be responsible for sending any required notice(s). The Company may remove the Warrant Agent or any successor Warrant Agent upon 30 days’ notice in writing, mailed to the Warrant Agent or successor Warrant Agent, as the case may be, and to each transfer agent of the Common Stock by registered or certified mail, and to the holders of the Warrants by first-class mail. If the office of the Warrant Agent becomes vacant by resignation, removal or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent (which may be the Company acting as the Warrant Agent). After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver, at the expense of the Company, any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

7.2.2 Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the Common Stock not later than the effective date of any such appointment.

7.2.3 Merger or Consolidation of Warrant Agent. Any entity into which the Warrant Agent may be merged or with which it may be consolidated, any entity resulting from any merger or consolidation to which the Warrant Agent shall be a party, or any entity to which the Warrant Agent transfers substantially all of its corporate trust or shareholders services business shall be the successor Warrant Agent under this Agreement without any further act. Any such successor Warrant Agent shall promptly cause notice of its succession as warrant agent to be mailed (by first class mail, postage prepaid) to each Registered Holder of then outstanding Warrants at such Registered Holder’s last address as shown on the Warrant Register.

7.3 Fees and Expenses of Warrant Agent.

7.3.1 Remuneration. The Company agrees to pay the Warrant Agent reasonable compensation for all services rendered by it hereunder in accordance with a fee schedule to be mutually agreed upon by the Company and Warrant Agent and, from time to time, on demand the Warrant Agent, its reasonable expenses and counsel fees and disbursements and other disbursements incurred in the preparation, negotiation, execution, administration, delivery and amendment of this Agreement and the exercise and performance of its duties hereunder.

7.3.2 Further Assurances. The Company agrees to perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, documents and assurances as may reasonably be required or requested by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

7.4 Liability of Warrant Agent.

7.4.1 Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking, suffering or omitting to take any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, Chief Financial Officer, Secretary, General Counsel or Chair of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement and shall incur no liability for or in respect of any action taken, suffered or omitted to be taken in the absence of gross negligence, willful misconduct, or bad faith by it (which gross negligence, bad faith, or willful misconduct must be determined by a final, non-appealable judgment of a court of competent jurisdiction) pursuant to the provisions of this Agreement in reliance upon such statement.

7.4.2 Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith (which gross negligence, bad faith, or willful misconduct must be determined by a final, non-appealable judgment of a court of competent jurisdiction). The Company agrees to indemnify the Warrant Agent and save it harmless against any and all third party liabilities, loss, damage, judgment, fine, penalty, claim, demand, settlement, reasonable cost or expense that is paid, incurred or to which it becomes subject, including judgments, out-of-pocket costs and reasonable outside counsel fees, for anything done or omitted by the Warrant Agent for any action taken, suffered or omitted to be taken by the Warrant Agent in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the reasonable costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or of enforcing its rights under this Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct, or bad faith (which gross negligence, bad faith, or willful misconduct must be determined by a final, non-appealable judgment of a court of competent jurisdiction).

7.4.3 Limitation of Liability. Notwithstanding anything contained herein to the contrary, the Warrant Agent’s aggregate liability during any term of this Agreement with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Company to Warrant Agent as fees and charges, but not including reimbursable expenses, during the twelve (12) months immediately preceding the event for which recovery from Warrant Agent is being sought.

7.4.4 Special Damages. In no event shall the Warrant Agent be liable to the Company or any other Person for any consequential, indirect, special or indirect damages under any provisions of this Agreement or for any consequential, indirect, punitive, special or incidental damages arising out of any act or failure to act hereunder even if the Warrant Agent has been advised of or has foreseen the possibility of such damages. In no event shall the Company be liable to the Warrant Agent or any other Person for any consequential, indirect, special or indirect damages under any provisions of this Agreement or for any consequential, indirect, punitive, special or incidental damages arising out of any act or failure to act hereunder even if the Company has been advised of or has foreseen the possibility of such damages.

7.4.5 Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Common Stock will when issued be valid and fully paid and nonassessable.

7.5 Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and, among other things, shall account soon as practicable to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of the Warrants.

8. Rights of the Warrant Agent.

8.1 Counsel. The Warrant Agent may consult with legal counsel selected by it (who may be legal counsel for the Company), and the opinion or advice of such counsel shall be full and complete authorization and protection to the Warrant Agent as to any action taken or omitted by it in accordance with such opinion or advice.

8.2 Company Instructions. From time to time, Company may provide Warrant Agent with instructions concerning the services performed by the Warrant Agent hereunder. In addition, at any time Warrant Agent may apply to any officer of Company for instruction and may consult with legal counsel for Warrant Agent or Company with respect to any matter arising in connection with the services to be performed by the Warrant Agent under this Agreement. Warrant Agent and its agents and subcontractors shall not be liable and shall be indemnified by Company for any action taken or omitted by Warrant Agent in reliance upon any Company instructions or upon the advice or opinion of such counsel. Warrant Agent shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Company. The Warrant Agent may rely on and shall be held harmless and protected and shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it in reliance upon any certificate, statement, instrument, opinion, notice, letter, facsimile transmission, or other document, or any security delivered to it, and believed by it to be genuine and to have been made or signed by the proper party or parties, or upon any written instructions or statements from the Company with respect to any matter relating to its acting as Warrant Agent hereunder.

8.3 No Risk of Own Funds. The Warrant Agent shall not be obligated to expend or risk its own funds or to take any action that it believes would expose or subject it to expense or liability or to a risk of incurring expense or liability, unless it has been furnished with assurances of repayment or indemnity satisfactory to it.

8.4 Delivery of Exercise Price. The Warrant Agent shall forward funds received for warrant exercises in a given month by the 5th business day of the following month by wire transfer to an account designated by the Company; provided that, upon written request by the Company, the Warrant Agent shall use commercially reasonable efforts to forward funds, by wire transfer to an account designated by the

Company, no later than the 5th business day after the next occurring 1st or 15th of any month following such request.

8.5 Survival. The obligations of the Company under Section 7, and this Section 8, shall survive the termination of this Agreement, the resignation, replacement or removal of the Warrant Agent and the exercise, termination and expiration of the Warrant. Furthermore, the rights, immunities, and protections afforded to the Warrant Agent under Section 7, and this Section 8, shall survive the termination of this Agreement, the resignation, replacement or removal of the Warrant Agent and the exercise, termination and expiration of the Warrant.

9. Miscellaneous Provisions.

9.1 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2 Notices. Any notice, statement or demand authorized by this Agreement shall be in writing and deemed given and effective on the earliest of (i) the time of transmission, if such notice or communication is delivered via facsimile or e-mail prior to 5:30 P.M., New York City time, on a Trading Day so long as the sender of an e-mail has not received an automated notice of delivery failure from the proposed recipient’s computer server, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile or e-mail on a day that is not a Trading Day or later than 5:30 P.M., New York City time, on any Trading Day so long as the sender of an e-mail has not received an automated notice of delivery failure from the proposed recipient’s computer server, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service specifying next business day delivery, or (iv) upon actual receipt by the party to whom such notice is required to be given, if by hand delivery; provided, that, email notices will not be applicable to the Warrant Agent except to the extent required in Section 3 hereof. The addresses, facsimile numbers and e-mail addresses for such notices or communications shall be:

If to the Company:

Tenaya Therapeutics, Inc.

171 Oyster Point Blvd., Suite 500

South San Francisco, CA 94080

Attn: General Counsel

If to the Warrant Agent:

Computershare, Inc.

Computershare Trust Company, N.A.

150 Royall Street

Canton, Massachusetts 02021

Attention: Client Services

Or, in each of the above instances, to such other address, facsimile number or e-mail address as the recipient party has specified by written notice given to each other party at least five (5) days prior to the effectiveness of such change.

9.3 Governing Law; Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof. Each of the Company and the Warrant Agent hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Delaware, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of the Warrants), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that is not personally subject to the jurisdiction of any such court. Each of the company and the Warrant Agent hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such person at the address in effect for notices to it and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each of the Company and the Warrant Agent hereby waives all rights to a trial by jury.

9.4 Confidentiality. The Warrant Agent and the Company agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public warrant holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services set forth in the attached schedule shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law, including, without limitation, pursuant to the laws or regulations of any securities exchange or pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions). However, each party may disclose relevant aspects of the other party’s confidential information to its officers, affiliates, agents, subcontractors and employees to the extent reasonably necessary to perform its duties and obligations under this Agreement and such disclosure is not prohibited by applicable law.

9.5 Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person, corporation or other entity other than the parties hereto, and the Registered Holders, any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders.

9.6 Examination of the Warrant Agent Agreement. A copy of this Agreement shall be available at all reasonable times at the office or offices of the Warrant Agent designated for such purpose for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.

9.7 Counterparts. This Agreement may be executed in any number of counterparts (including facsimile and PDF counterparts) and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

9.8 Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

9.9 Amendments. This Agreement may be amended by the parties hereto without the consent of any Registered Holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by both the Company and the Warrant Agent. No supplement or amendment to this Agreement shall be effective unless duly executed by the Warrant Agent and the Company. As a condition precedent to the Warrant Agent’s execution of any amendment, the Company shall deliver to the Warrant Agent a certificate from a duly authorized officer of the Company that states that the proposed amendment is in compliance with the terms of this Section 9. Notwithstanding anything in this Agreement to the contrary, the Warrant Agent may, but shall not be obligated to, enter into any supplement or amendment that adversely affects the Warrant Agent’s own rights, duties, immunities or obligations under this Agreement.

9.10 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement; provided that if such excluded provision shall affect the rights, immunities, liabilities, duties or obligations of the Warrant Agent, the Warrant Agent shall be entitled to resign immediately upon written notice to the Company.

9.11 Force Majeure. Notwithstanding anything to the contrary contained herein, the Warrant Agent will not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, epidemic, pandemic, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

9.12 Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. Notwithstanding anything to the contrary contained in this Agreement, in the event of inconsistency between any provision in this Agreement and any provision in a Warrant , as it may from time to time be amended, this Agreement shall prevail. The Company shall not amend any provisions of the Warrant without the prior consent of the Warrant Agent, not to be unreasonably withheld or delayed. The Warrant Agent shall have no duty or responsibility with regard to any provision of the Form of Series A Warrant or the Form of Series B Warrant that is inconsistent with this Agreement.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

TENAYA THERAPEUTICS, INC.

By: /s/ Jennifer Drimmer Rokovich

Name: Jennifer Drimmer Rokovich
Title: General Counsel and Secretary

COMPUTERSHARE, INC., and

COMPUTERSHARE TRUST COMPANY, N.A., collectively, AS WARRANT AGENT

By: /s/ Collin Ekeogu

Name: Collin Ekeogu
Title: Senior Manager, Corporate Actions